UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with a review of its executive compensation practices, on April 15, 2010, the Executive Compensation Committee of the Board of Directors of Gannett Co., Inc. (the “Company”) adopted a policy that (i) the Company will no longer include in new or materially amended agreements entered into by the Company with its executive officers (a) excise tax gross-ups with respect to payments contingent upon a change in control or (b) a modified single trigger for payments contingent upon a change in control, and (ii) any new participant entering into the Company’s Transitional Compensation Plan Restatement (the “Plan”) on or after April 15, 2010 will not be entitled to the benefit of the Plan’s excise tax gross-up or modified single trigger provisions. However, participants who entered into the Plan and executive officers who entered into agreements with the Company prior to April 15, 2010 will be “grandfathered” and will continue to be entitled to the benefit of the excise tax gross-up and modified single trigger provisions in the Plan and such agreements. The Company has discussed this new policy with the Amalgamated Bank LongView Large Cap 500 Index Fund (the “Fund”), the proponent of Proposal 4 included in the Company’s 2010 proxy statement. The Fund has advised the Company that it agrees that the policy substantially implements the shareholder proposal made by the Fund, and accordingly the Fund has indicated that its representatives no longer intend to attend the 2010 annual meeting to make the proposal.